Exhibit 10.3

MAKE-WHOLE COMPENSATION AGREEMENT

THIS AGREEMENT made June 28, 2023, by and between MaryAnn Peterson Kanary (hereinafter referred to as "the Employee") and Cooper-Standard Automotive Inc. (hereinafter referred to as "the Company").
WHEREAS, the Employee wishes to receive a Make-Whole Compensation; and,
WHEREAS, the Company is willing to provide such Make-Whole Compensation under certain conditions.
NOW, THEREFORE, the Employee and the Company mutually agree to the following terms and conditions:
I.MAKE-WHOLE COMPENSATION. The Company will provide the Employee with two "make whole" payments, payments of $50,000 in Q3 of 2023 and $150,000 in Q1 of 2024 for a total of $200,000 less applicable tax withholdings.
The first payment will be made no later than August 31, 2023 (at or around the time you would have received your LTIP vesting from ), and the second payment will be made no later than March 15, 2024 (at or around the time the restrictions on your August 2023 LTIP vesting from would have lapsed). Payments will be made via payroll and are contingent upon remaining actively employed with the company through these payment dates.
II.REPAYMENT. The Employee agrees that if the Employee leaves the employ of the Company for any reason, prior to the Employee's 2nd hire date anniversary the Employee will reimburse the Company the full amount of the signing bonus within 60 days of the Employee's departure. The Employee further agrees that, in the event repayment is required, the Company may deduct the repayment from the Employee's wages or any other amount owed to the Employee at termination (including the Employee's final paycheck) and apply the deduction against the balance due, to the extent permitted by applicable law. Employee agrees to sign any document necessary to effectuate such deduction and/or additional arrangements for such repayment.
III.FORFEITURE OF FUTURE PAYMENT. The Employee agrees that, in the case of multiple payments the remaining amounts will not be paid to the Employee, in the event the Employee voluntarily terminates their employment for any reason or is involuntarily terminated for cause after August 31, 2023, but before March 15, 2024. For the purposes of this agreement, "cause" shall mean (a) gross inattention to or neglect of, or gross negligence or incompetence in, the performance of duties properly and reasonably assigned to the Employee;(b) willful or intentional infliction of substantial injury upon the Company; (c) material waste or misuse of Company assets; (d) embezzlement, dishonesty, fraud, or acts of a criminal nature; or (e) refusal to follow reasonable directions properly given to you by Company representatives.

Exhibit 10.3

IV.REMEDIES ON DEFAULT. If the Employee fails to make payment as agreed and the Company employs an attorney or other collection agent to collect amounts due under this Agreement and the Company prevails in court, the Employee will pay, in addition to the agreed upon value of the Make-Whole Compensation owed, all actual costs and attorney’s fees incurred by the Company in collection including, but not limited to, all costs and fees incurred in initiating or prosecuting a lawsuit and/or collecting any judgment.
V.JURISDICTION AND VENUE In the event legal action is commenced by the Company to enforce this Agreement, the employee agrees that the proper jurisdiction and venue shall be the State County Court where the Company facility is located and the employee works or to which the employee is assigned.
VI.GENERAL PROVISIONS. The Employee and the Company mutually agree and acknowledge as follows:
A.This Agreement constitutes their entire agreement regarding the Make-Whole Compensation and all prior discussions, agreements and understandings, whether verbal or in writing, are hereby merged into this Agreement.
B.No amendment or modification of this Agreement, including any amendment or modification of this paragraph, shall be effective unless the same is in writing and signed by the party to be charged.
C.Nothing in this Agreement shall be construed to affect the terms and conditions of the Employee's employment with the Company except as specifically referenced herein.
D.This Agreement shall be interpreted and governed by the laws of the State of Michigan.
E.In the event any provision of this Agreement is determined illegal or unenforceable, the other provisions shall remain in full force and effect.
F.Nothing in this Agreement modifies the at-will employment relationship. Either the Company or the Employee may terminate the employment relationship at any time with or without cause and with or without notice.
VII.TERM OF AGREEMENT. This Agreement shall remain in full force and effect until such time as repayment is discharged by the Employee, either by continued employment with the Company or repayment to the Company of the Make-Whole Compensation reimbursement in accordance with this Agreement.
The parties hereto have executed this Agreement as of the day and year first written above.

Exhibit 10.3

Employee                            Cooper-Standard Automotive Inc.

/s/ MaryAnn Peterson Kanary                    By: /s/ Meghan Pierce

Date: 06-30-2028                        Its: Sr. Director, Total Rewards

                                Date: June 28, 2023
3